EXHIBIT 10.3

SEVERANCE, RELEASE AND RESTRICTIVE COVENANT AGREEMENT

THIS SEVERANCE, RELEASE AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is dated as of February 26th, 2008 (“Effective Date”) between MATRIA HEALTHCARE, INC., a Delaware corporation (the “Company”), and RICHARD M. HASSETT, M.D. (the “Executive”).

WHEREAS, the Company terminated Executive’s employment as President and COO of Company on January 29, 2008 (“Date of Termination”), and

WHEREAS, Executive has resigned his position on the Board of Directors of Company, and

WHEREAS, The Company has offered, and the Executive has agreed, to enter into a Consulting Agreement (the “Consulting Agreement”) at the same time as this Agreement providing Executive with compensation for consulting services after the Date of Termination through November 30, 2008, and

WHEREAS, the Company and the Executive previously entered into a Severance Compensation and Restrictive Covenant Agreement on April 26, 2006 (the “2006 Severance Agreement”), providing for payment of one year of severance and other benefits in the event that the Company terminated the Executive without Cause, and

WHEREAS, the Company and the Executive also entered into a Change in Control Severance Compensation and Restrictive Covenant Agreement on April 26, 2006 (the “2006 Change in Control Agreement”), providing for payment of two (2) years of severance and other benefits in the event that the Company terminated executive without Cause after a Change in Control as defined in the 2006 Change in Control Agreement, and

WHEREAS, a Change in Control has not yet occurred as defined in the 2006 Change in Control Agreement and Executive is not presently eligible for the compensation and benefits provided for in that 2006 Change in Control Agreement, and

WHEREAS, the parties desire to enter into this Agreement with the intention of replacing and superseding the 2006 Severance Agreement and the 2006 Change in Control Agreement, which would have provided enhanced compensation and benefits to Executive in the event that a Change in Control had occurred while Executive remained employed by Company,

NOW, THEREFORE, in consideration of their respective obligations to one another set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties hereby acknowledge, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.	Compensation and Benefits Payable To Executive:

         (a)           Subject to the provisions of Section 1(b) below, and only for so long as Executive refrains from violating Section 4(c) (Non-Competition), the Company shall pay to the Executive, as severance compensation and in consideration of the Executive’s adherence to the terms of this Agreement, the following:

i.
Continuation of Executive’s base salary, annual target bonus and car allowance in the aggregate amount of $26,012.31 per pay period, payable in 26 bi-weekly installments, with the first payment to begin as soon as administratively practical following the Date of Termination, subject to Company’s normal payroll practices and procedures and subject to ordinary and lawful deductions.

(ii)(A)

(x)
For a period of one (1) year following the Date of Termination, the Executive and anyone entitled to claim under or through the Executive shall be entitled to elect to continue participation under any of the Company’s medical, dental, employee assistance, health care reimbursement and/or dependent care reimbursement plans and programs (“COBRA-Eligible Benefits”) in which the Executive was a participant as of the Date of Termination to the same extent as if Executive had continued as an employee during such time;

(y)
At the end of the period referred to in Section 1(a)(ii)(A)(x) above, so long as the Executive would otherwise be eligible for COBRA-Eligible Benefits but for the fact that more than Eighteen (18) months had elapsed since the Date of Termination, the Executive may elect to continue participation in the COBRA-Eligible Benefits for up to an additional 18-month period by paying the full COBRA Benefits premium for such period in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(B)
For a period of one (1) year following the Date of Termination, the Executive shall be entitled to elect to continue participation in Basic Life AD&D, ADD-Life, and Supplemental AD&D plans and programs to the same extent as if Executive had continued as an Employee during such time and shall be entitled to retain the Blackberry issued by the Company.  At the end of such period, the Company shall cooperate with the Executive in transferring the telephone number of the Blackberry to the Executive.

(C)	Executive may choose at any time to discontinue benefit coverages by notifying the Company’s Human Resources Department.
(b) Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code.  For purposes of Section 409A of the Code, the Company will treat Executive in the same manner as it treats similarly situated executives.  If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), or, if earlier, Executive’s death.  The amounts provided for in this Agreement that constitute deferred compensation shall be paid as soon as the six month deferral period ends, of, if earlier, Executive’s death.  In the event that benefits are required to be deferred, any such benefit may be provided during such deferral period at the Executive’s expense, with the Executive having a right to reimbursement from the Company for the amount of any premiums or expenses paid by the Executive once the deferral period ends.  For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”).  If the Executive is a key employee as of an identification date, the Executive shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date.  Notwithstanding the foregoing, the Executive shall not be treated as a specified employee unless any stock of the Company or a corporation or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, the Executive will incur a “separation from service” on the Date of Termination.

(c) The parties hereto agree that the payments provided in Sections 1(a) and 2(a) hereof are reasonable compensation in light of the Executive’s services rendered to the Company and in consideration of the Executive’s obligations under this Agreement, including without limitation Sections 3 and 4 hereof.  Neither party shall contest the payment of such benefits as constituting an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.  In the event that the Executive becomes entitled to the compensation and benefits described in Section 1(a) and 2(a) hereof (the “Compensation Payments”) and the Company has determined, based upon the advice of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) (“Parachute Payments”), any of such Parachute Payments must be reported by the Company as “excess parachute payments” and are therefore not deductible by the Company, the Company shall pay to the Executive at the times specified in Sections 1(a) and 2(a) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any of the tax imposed on the Executive by Section 4999 of the Code (the “Excise Tax”) and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph.  The value of any non-

cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax payable by the Executive is subsequently determined to be less than the amount, if any, taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code (“Repayment Amount”).  In the event that the Excise Tax payable by the Executive is determined to exceed the amount, if any, taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalty payable with respect to such excess) immediately prior to the time that the amount of such excess is required to be paid by Executive (“Additional Gross-up”), such that the net amount retained by the Executive, after deduction of any Excise Tax on the Parachute Payments and any Federal, state and local income tax and Excise Tax upon the Additional Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph.  The obligation to pay any Repayment Amount or Additional Gross-up shall remain in effect under this Agreement for the entire period during which the Executive remains liable for the Excise Tax, including the period during which any applicable statute of limitation remains open.

(d) The payments provided in Sections 1(a) and 2(a) hereof shall be in lieu of any other severance compensation otherwise payable to Executive under any other agreement between Executive and the Company (including, without limitation, the 2006 Severance Agreement and the 2006 Change in Control Agreement) or the Company’s established severance compensation policies; provided, however, that nothing in this Agreement shall affect or impair Executive’s vested rights under any other employee benefit plan or policy of the Company.

(e) Unless the Company determines that any Parachute Payments made hereunder must be reported as “excess parachute payments” in accordance with the third sentence of Section 1(a) above, neither party shall file any return taking the position that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.  If the Internal Revenue Service proposes an assessment of Excise Tax against the Executive in excess of the amount, if any, taken into account at the time specified in Sections 1(a) and 2(a), then, if the Company notifies Executive in writing that the Company elects to contest such assessment at its expense, unless the Executive waives the right to an Additional Gross-Up Payment, the Executive (i) shall in good faith cooperate with the Company in contesting such proposed assessment; and (ii) such Executive shall not settle such contest without the written consent of the Company.  Any such contest shall be controlled by the Company, provided, however, that the Executive may participate in such contest.

2.	Option for Additional Compensation and Benefits Upon Subsequent Change in Control;

    (a)           Executive shall be eligible for additional compensation (“Additional Compensation”) consisting of an additional 26 bi-weekly payments following the 26 bi-weekly payments provided for in Section 1(a) of this Agreement and the extension for an additional period of one (1) year of the COBRA Eligible Benefits pursuant to Section 1(a)(ii)(A)(x) and the other benefits described in Section 1(a)(ii)(B) if, and only if,  the following conditions are met:

i.           There is a Change in Control (as defined below) on or before November 30, 2008, and

ii.           Executive has not violated, and continues to refrain from violating, Section 4(c).

    (b)           To the extent that these conditions for Additional Compensation have been met initially, Company shall cease making payments of Additional Compensation upon Executive violating Section 4(c) of this Agreement during the Restricted Period.

    (c)           Change in Control.  For purposes of this Agreement, “Change in Control” shall mean changes in the ownership of the Company, changes in the effective control of the Company, changes in ownership of a substantial portion of the Company’s assets and a disposition of a substantial portion of the Company’s assets, all as defined below:

    i.           A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company which, together with stock held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

    ii.           A change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group becomes the beneficial owner of stock of the Company possessing twenty-five percent (25%) or more of the total voting power of the stock of the Company; or a majority of members of the Company’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of the Company’s board of directors who were directors prior to the date of the appointment or election of the first of such new directors.

    iii.           A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to or more than one-half (1/2) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  The transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred:  to a shareholder of the Company (immediately before the asset transfer) in exchange for such shareholder’s capital stock of the Company having a fair market value approximately equal to the fair market value of such assets; or to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

    iv.           A disposition of a substantial portion of the Company’s assets occurs on the date that the Company transfers assets by sale, lease, exchange, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of the Company’s business (or has made such transfers during the 12-month period ending on the date of the most recent transfer of assets) that have a total fair market value equal to or more than one-half (1/2) of the total fair market value of all of the assets of the Company as of the date immediately prior to the first such transfer or transfers.  The transfer of assets by the Company is not treated as a disposition of a substantial portion of the Company’s assets if the assets are transferred to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

    v.           For purposes of the provision of this Agreement defining “Change in Control,” (i) references to the Company herein include the Delaware corporation known as Matria Healthcare, Inc. as of the date of execution of this Agreement, and any corporation that is the Successor or Assign (as defined in Section 7(a)) to such corporation; and (ii) the terms “person,” “acting as a group” and “ownership” shall have the meanings prescribed in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder; provided, however, that in any merger, consolidation or share exchange in which less than fifty percent (50%) of the outstanding voting securities of the Company or its successor corporation are held by the former shareholders of the Company, the shareholders of the other parties to the transaction shall be deemed to have acted as a group that acquired ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, resulting in a change in ownership under Section 2(a) above.

      3.           General Release.

(a)           In consideration for the undertakings and promises of Company set forth in this Agreement, Executive unconditionally releases, discharges, and holds harmless Company, its corporate affiliates, officers, directors, shareholders, employees, agents, insurers and attorneys as individuals; and the successors and assigns of each (collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “Claims”), whether presently known to Executive or not, that Executive had, has, or might claim to have against Releasees at the time Employee executes this Agreement, including but not limited to any and all claims:

i.	arising from Executive’s employment, pay, bonuses, vacation or any other employee benefit, and other terms and conditions of employment or employment practices of Company;

ii.	relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

iii.	relating to payment of any court costs or attorney’s fees for Executive;

iv.
based on discrimination or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law; or

v.	based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.

(b)           Nothing in this Agreement shall: (i) alter or reduce any vested, accrued benefits (if any) Executive may have to any pension benefits to which Executive may be entitled under any retirement or 401(k) plan established by Company; or (ii) affect Executive’s right (if any) to elect and pay for continuation of Executive’s health insurance coverage under the Health Benefit Plan pursuant to COBRA.

(c)           Executive acknowledges and agrees that executive would not be eligible for the compensation to be paid under Sections 1 and 2 of this Agreement absent his undertakings and obligations contained herein.

(d)           To Company’s knowledge, Company does not currently have any Claim against Executive.

4.           Restrictive Covenants.

(a)           Definitions.  For purposes of this Agreement, the following terms shall have the following respective meanings:

i.
“Business of Company” means the business of providing: (a) disease management programs for diabetes, congestive heart failure, coronary artery disease, chronic obstructive pulmonary disease, cancer, pregnancy, depression, chronic pain or hepatitis C; and/or (b) obstetrical home care; and/or (c) on-line programs targeting weight loss, nutrition and diet, fitness, smoking cessation or stress management; and/or (d) informatics services.

ii.
 “Confidential Information” means information about the Company and its employees, customers and/or suppliers which is not generally known outside of Company nor publicly available, which Executive learns of in connection with Executive’s employment with Company, and which would be useful to competitors of Company or otherwise damaging to the Company.  Confidential Information may include, but is not limited to: (i) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (ii) the terms upon which Company obtains products from its suppliers and sells them to customers; (iii ) the nature, origin, composition and development of Company’s products; (iv) information about patients served by Company.

iii.	“Material Contact” means contact in person, by telephone or by paper or electronic correspondence in furtherance of the Business of Company.

iv.	“Restricted Territory” means the forty-eight (48) contiguous states of the continental United States of America.

v.
“Restricted Period” means the period of one (1) year following the Date of Termination; provided, however, that if there is a Change in Control on or before November 30, 2008, the Restricted Period shall mean the period of two years following the Date of Termination.

(b)           Confidentiality.  Executive agrees that for a period of five (5) years following the Date of Termination, Executive will not, directly or indirectly, use, copy, disclose, distribute or otherwise make use of any Confidential Information of Company other than in the furtherance of Executive’s duties as a consultant for Company.  Executive further agrees that if Executive is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will promptly notify Executive’s supervisor(s) or an officer of Company.  Nothing contained herein shall limit Company’s rights under statutory or common law, which may provide for longer restrictions on use or disclosure.

(c)           Non-Competition.  Executive agrees that during the Restricted Period, Executive will not perform within the Restricted Territory any services which are the same as or similar to those he performed for Company, by himself or on behalf of any other person or entity, in competition with the Business of Company.

(d)           Non-Solicitation of Customers and Suppliers.  Executive agrees that during the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of Company’s customers or suppliers (including any actively sought prospective customer or supplier) with whom Executive had Material Contact during the last two (2) years of Executive’s employment with Company.

(e)           Non-Recruitment of Employees.  Executive agrees that during the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit any employee of Company with whom Executive had Material Contact during the last two (2) years of Executive’s employment, to terminate or resign such employee’s employment with Company.

(f)           Return of Property and Information. Except as otherwise set forth in the Consulting Agreement or in Section 1(a)(ii)(B) above, Executive agrees to return all of the Company's property and information within seven (7) days following the Effective Date of this Agreement.  Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to employee or which Executive has developed or collected in the scope of Executive’s employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.  Upon request by Company, Executive shall certify in writing that all copies of information subject to this agreement located on Executive’s computers or other electronic storage devices have been permanently deleted.  Provided, however, Executive may retain copies of documents relating to the Company’s employee benefit plans applicable to Executive and income records to the extent necessary for Executive to prepare Executive’s individual tax returns.

(g)           Nondisparagement. At all times following the Date of Termination, Executive shall refrain from engaging in disparaging speech or conduct to any person or entity (including, without limitation past, present or prospective clients or partners of Company) regarding Company or any of the Releasees.  Provided, however, that this provision shall not apply to Executive’s truthful testimony under oath compelled by subpoena in any judicial or administrative proceeding.

(h)           Acknowledgments.  Executive hereby acknowledges and agrees that the covenants contained in this Section are reasonable as to time, scope and territory given Company’s need to protect its business, personnel, Trade Secrets and Confidential Information.  Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement.

(i)           Remedies.  Executive acknowledges and agrees that any breach of any of the covenants contained in Sections 4(b), (d), (e) or (f) by Executive, will cause irreparable damage to Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Company shall be entitled to specific performance and injunctive relief with respect to any of the aforementioned covenants, without posting bond or other security to enforce or prevent any violation of such covenants.  Should Executive violate Section 4(c) during the Restricted Period, Company shall not be entitled to injunctive relief or specific performance, but may cease making payments which would otherwise be required by Sections 1 or 2 of this Agreement.

5.           No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a)           All compensation and benefits provided to the Executive under this Agreement are in consideration of the Executive’s services rendered to the Company and the obligations of Executive undertaken herein.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b)           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement.

6.           Successor to the Company.

(a)           The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor or Assign”), expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  As used in this Agreement (except for purposes of defining “Change in Control” in Section 2), “Company” shall mean the Company as hereinbefore defined and any Successor or Assign to the Company.
(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or the designee or, if there be no such designee, to the Executive’s estate.

7.           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by overnight courier service (e.g., Federal Express) or mailed by United States certified mail, return receipt required, postage prepaid, as follows:

If to Company:

Matria Healthcare, Inc.
1850 Parkway Place, 12th Floor
Marietta, GA  30067
Attention:  General Counsel

If to Executive:

Richard M. Hassett, M.D.
3665 Randall Hall, NW
Atlanta, GA  30327

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.           Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized representative of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.           Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  This Agreement replaces and supersedes all other oral or written agreements addressing the subject matter contained herein, including, without limitation, the 2006 Change in Control Agreement and the 2006 Severance Agreement.  Provided, however, that the Consulting Agreement referenced in the recitals of the Agreement shall survive according to its terms.

10.           Choice of Law and Venue.  The parties agree that they will not file any action arising out of or relating to this agreement other than in a state or federal court sitting in the state of Delaware.  The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.  The prevailing party shall be entitled to recover its costs and attorney’s fees in any such proceeding.  The existence of any claim or cause of action by Executive against Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement the covenants contained in Sections 4(b), (d), (e) and (f) by injunction.  Any disputes regarding the enforceability, interpretation, performance, breach and rights of the parties under this Agreement shall be determined by the laws of the State of Delaware, without regard to its conflicts of law principles.

11.           Severability.  If any single covenant, provision, word, clause or phrase in this Agreement shall be found overbroad, invalid or otherwise unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.  The covenants in Section 4 shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement.  In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically authorize such reviewing court to enforce said covenant to the maximum extent reasonable, whether said revisions be in time, territory, scope of prohibited activities, or other respects.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.           Legal Fees and Expenses.  Should either the Company or the Executive institute legal action to enforce their respective rights hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable court costs and attorney’s fees incurred in connection with such legal action.  Such amounts shall be paid within thirty (30) days after any final judgment or decision or settlement in favor of the prevailing party.

14.           Section 409A Indemnification.  Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code.  The Company shall cooperate with the Executive’s reasonable requests to modify this Agreement as necessary to comply with the requirements of Section 409A of the Code; provided, however, that the Company shall not be obligated to cooperate with the Executive to modify this Agreement in any manner that would result in a material increase in the cost of providing any payments or benefits hereunder or to cooperate with any unreasonable requests to modify this Agreement.  In the event the Company does not so cooperate, it shall indemnify and hold harmless the Executive on an after-tax basis from any tax or interest penalty imposed under Section 409A of the Code with respect to any payment or benefit provided pursuant to this Agreement or any other plan or arrangement sponsored or maintained by the Company to the extent such tax, interest or penalty is imposed as a result of any failure of the Company to comply with Section 409A of the Code with respect to such payment or benefit.  In that event, any such indemnity shall be made at the time such tax, interest or penalty is due to be remitted.  Notwithstanding the foregoing, the Company shall be under no obligation to modify this Agreement to comply with the requirements of Section 409A of the Code, except upon the reasonable request of the Executive as provided herein.  If the Company cooperates with the Executive to modify the Agreement as provided herein, the Company shall have no obligation to indemnify and hold harmless the Executive from any tax, interest or penalty that may be imposed under Section 409A if it is determined that this Agreement, as it may be modified herein, does not comply with Section 409A of the Code.

15.           Consideration of Agreement; Right to Revoke.  Company hereby advises Executive that Executive should consult with an attorney of his or her choosing to discuss the meaning and effect of this Agreement prior to executing it.  Company gives Executive a reasonable period of time, but in no event less than twenty-one (21) days following presentation of this Agreement to Executive, to consider and evaluate whether Executive desires to enter into this Agreement.  Should Executive decide to revoke this Agreement after signing, Executive must notify the Company of such decision in writing within seven (7) days of signing this Agreement.  Such notice should be directed to the person identified as the Company’s representative in Section 7 of this Agreement, and must be postmarked, hand delivered or sent by facsimile within the 7-day deadline.  No payments required by this Agreement shall be due until after the expiration of the revocation period and without Executive having elected to revoke this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

MATRIA HEALTHCARE, INC.

By:
Thornton A. Kuntz, Jr.
Its Senior Vice President and
     Chief Administrative Officer

RICHARD M. HASSETT, M.D.

Executive